Exhibit 10.17

ASSET PURCHASE AGREEMENT

BETWEEN

ASPIRE BIOPHARMA, INC. (“BUYER”)

AND

INSTAPRIN PHARMACEUTICALS INCORPORATED

(THE “COMPANY”)

DATED MARCH __, 2022

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of March __, 2022 by and among ASPIRE BIOPHARMA, INC. (“Buyer”), and INSTAPRIN PHARMACEUTICALS INCORPORATED (the “Company”).

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase and the Company will sell certain assets related to the Company’s Intellectual Property (“IP”) including patents, trade secrets and know-how relating to the development of a new form of aspirin soluble under the tongue (the “Product”,) in consideration of the Purchase Price (as defined below)

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1. Definitions.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Agreement” has the meaning set forth in the preamble above.

“Assumed Liabilities has the meaning set forth in Section 2.3.

“Business” means the Company’s development, marketing and distribution of the Product.

“Closing Date” shall be on or about April __, 2022.

“Confidential information” means information concerning the Product and the Business other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of the Company.

“Excluded Assets” has the meaning set forth in Section 2.2 below.

“Intellectual Property” or “IP” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents (including Patent No. 62/794141) filed with the United States Patent and Trademark Office (“USPTO”) on January 18, 2019), copyrights, trademarks (including Trademark No. 86274378 filed with the USPTO on May 7, 2014) , trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Product,, content, materials, layouts, photographs, articles, advertising, services, customer lists, telephone and contact information, the current website and technology in use or previously used in the Business; or (ii) that are owned, licensed or controlled in whole or in part by the Company and relate to the Business. “Intellectual Property” includes, without limitation, all right, title and interest in and to the name “INSTAPRIN” and all variations thereof, and endorsement rights of Company, and all of the goodwill and exclusive rights of use associated with any of the foregoing.

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“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), which existed or accrued prior to Closing, including any liability for any taxes. “Liability” specifically includes the judgment obtained by the United States Securities and Exchange Commission (the “SEC”} against the Company amounting to $3,628,325.00, plus interest accrued thereon (the “SEC Judgment”).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2.4 below.

2. Acquisition of Assets by the Buyer.

2.1. Purchase and Sale of Assets. The Company hereby sells and transfers to the Buyer, and the Buyer hereby purchases from the Company, subject to and upon the terms and conditions contained herein, free and clear of all liens except the SEC Judgment, all of the Company’s right, title and interest in the following (collectively, the “Acquired Assets”):

(1)	All assets listed on Schedule 2.1;

(2)	Any other assets Buyer and Company agree in writing to be included in the transaction

2.2. Excluded Assets. The following assets, properties and rights are excluded from the Acquired Assets to be sold, transferred, and delivered to the Buyer hereunder and shall be retained by the Company (collectively, the “Excluded Assets”): All assets listed on Schedule 2.2.

2.3 Liabilities Assumed. Notwithstanding anything else in this Agreement to the contrary, the Buyer does not assume or agree to satisfy or perform any Liability of the Company except the SEC Judgment which judgement shall be satisfied as set forth in Section 2.4. The Company, prior to Closing, and as of the Closing date, warrants that it will pay or keep current payments on any and all credit card debt, trade payments, and all payroll and associated payments to or for the benefit of the Company’s employees.

2.4 Purchase Price. The purchase price for the Acquired Assets shall be THREE MILLION SIX HUNDRED TWENTY-EIGHT THOUSAND THREE HUNDRED TWENTY-FIVE DOLLARS ($3,628,325), plus interest thereon (the “Purchase Price”), payable as follows:

a.	All payments shall be made to the SEC in satisfaction of the SEC Judgement as set forth below:

iTwenty per cent (20%) of the Buyer’s net revenue from the sale of the product until the Seller’s net revenue reaches $5,000,000.

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Ii. Thereafter, ten percent (10%) of the Buyer’s net revenue from the sale of the Product shall be paid to the SEC until the SEC judgment is paid in full, at which time the SEC shall release any lien or other secured interest in the Property and the liability of Buyer and the Company shall be deemed to be paid in full.

b.	Additionally, ten percent (10%) of Buyer’s equity shall be delivered at Closing, in proportion to their equity holdings in the Company. The certificate representing the shares of Aspire shall be issued to “Dr. Paul Montanarella as Trustee for the Instaprin Shareholders”.

c.	Additionally, an aggregate of ten percent (10%) of Buyer’s equity shall be issued to the Company’s service providers, including but not limited to Dr. Paul Montanarella pursuant to a stock incentive plan to be adopted.

d.	At the Closing, the Company shall deliver to Buyer a Bill of Sale and an Intellectual Property Assignment Agreement. Both Parties state that the representations and warranties are true and correct at Closing, and that Company has satisfied all its covenants and agreements herein.

e.	To avoid any ambiguity, absent the receipt of net revenues from the sale of the Product, the Buyer shall have no obligation to pay any portion of the Purchase Price except to issue the shares of Buyer as set forth in b and c above. In addition, the Buyer shall have no obligation to pay any liabilities of the Company except the SEC judgement which shall be payable only out of revenues from the sale of the Products. Accordingly, if the Company derives no revenues from the Product, the Buyer shall have no obligation to make the payments provided for under Section 2.4(a).

3 Representations and Warranties of the Company. The Company represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete.

3.1 Organization of the Company. The Company is a Delaware corporation, duly organized and in good standing with the State of Delaware.

3.2 Authorization of Transaction. This Transaction shall be subject to approval of the Company’s shareholders, either at a meeting duly held for the purpose of approving the Transaction or by a signed resolution of a majority of the Shareholders pursuant to Sec. 271 (a) of the DGCL. Upon such approval, the Company shall have the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Upon approval of the Company, all actions or proceedings to be taken by or on the part of the Company to authorize and permit the execution and delivery by Company of this Agreement and the instruments required to be executed and delivered by the Company pursuant hereto, the performance by the Company’s shareholders, of its obligations hereunder, and the consummation by the Company of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and its shareholders , enforceable in a court of law of competent jurisdiction.

3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Company is a party or by which Company is bound, nor under any judgment other than the SEC Judgment, decree, order, statute, regulation, rule or license applicable to Company.

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3.4 Brokers’ Fees. No broker’s fees are payable with respect to the Transaction.

3.5 Title to Assets. The Company acquired the IP assets pursuant to an Intellectual Property Assignment Agreement dated January 31, 2019 between the Company and Donald A. Milne III. The Company hereby conveys all of such interest it received in the Acquired Assets and IP, subject to the SEC Judgment, to Buyer. The Company is unaware of any third party making claim to the Acquired Assets and IP, except the SEC as disclosed herein.

3.6 Legal Compliance. With the Exception of the SEC Judgment, the Company is in compliance with all applicable laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. The Company is unaware of any environmental claim or liability regarding the Acquired Assets or Property, of any kind.

3.7Taxes. With respect to the Business, all tax returns required to be filed on or before the Closing Date have been filed, all taxes due have been paid in full and all tax payments or deposits for any interim or partial periods have been made.

3.8 Intellectual Property. The Company has not received any notice that the use by the Company of the Intellectual Property infringes or has infringed any rights of any third party. To the Company’s knowledge such use does not actually infringe and has not actually infringed any such rights; and that to the Company’s knowledge no activity of any third party infringes upon the rights of the Company with respect to any of the Intellectual Property of or used in the Business.

3.9 Contracts. There are no defaults under any of Company’s contracts, and each of the contracts is in full force and effect.

4. Litigation. Except with respect to the SEC Judgment, there are no judicial, insurance or administrative actions, claims, suits, proceedings or investigations pending or, to the Company’s knowledge, threatened, related to the Business, or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Company or Owner affecting the Acquired Assets, or the Business.

5. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Company that the statements contained in this Section 5 are correct and complete.

5.1 Organization of the Buyer. The Buyer is a Puerto Rican corporation, duly organized and in good standing with the Territory of Puerto Rico.

5.2 Authorization of Transaction. The Buyer has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All company and other actions or proceedings to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by the Buyer of this Agreement and the instruments required to be executed and delivered by the Buyer pursuant hereto, the performance by the Buyer of its obligations hereunder, and the consummation by the Buyer of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

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5.3 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which the Buyer is a party or by which the Buyer is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to the Buyer.

6. Covenants. The parties agree as follows:

6.1 General. Each of the parties will use its reasonable business efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

6.2 Access. Company will afford Buyer’s employees, auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate and audit the Acquired Assets before Closing. Buyer will conduct such inspection, investigation and audit in a reasonable manner during regular business hours. Buyer acknowledges that Buyer is purchasing the Acquired Assets in AS-IS WITH ALL FAULTS conditions, with no representations or warranties, unless otherwise expressly stated herein.

6.3 Consents. Company shall obtain any necessary consents, licenses, titles or approvals requested by Buyer with respect to the Acquired Assets.

6.4 Future Assurances. At any time and from time to time after the Closing Date, at the request of Buyer and without further consideration, the Company will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action reasonably necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto.

7. Confidentiality/Publicity. Neither the terms of this Agreement nor the fact that the parties are discussing this transaction will be disclosed by a party to the public without the prior written consent of the other party. The parties will consult with one another and agree on the desirability, timing and substance of any press release, public announcement, publicity statement or other disclosure relating to the proposed acquisition of the Acquired Assets by Buyer.

8. Noncompetition. The Company agrees for itself that, in consideration of the Buyer’s obligation to make certain payments in the event that it generates revenue from the sale of the Products that the Company, the Company’s officers and directors, other than those persons who are employed by or are advisors to Buyer, and specifically Dr. Paul Montanarella, and related and affiliated entities shall not, directly or indirectly, for a period of three years, run, own, manage, operate, control, participate in, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture or activity which engages in or solicits the customers, accounts or employees of Buyer with respect to the Product and the Company’s business, anywhere the Buyer is doing business.

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9. Non-Disclosure and Non-Solicitation. Following the Closing, Company shall not disclose any proprietary information of any nature, pertaining to the functioning, processes or operation of Buyer, to any third party.

10. Indemnification.

10.1 Indemnity by Company. The Company hereby agrees to indemnify, defend and hold harmless the Buyer and its members, managers, officers and affiliates against and in respect of all liabilities, obligations, judgments, liens, injunctions, orders, decrees, rulings, damages, assessments, taxes, losses, fines, penalties, expenses, costs and amounts paid in settlement (including reasonable attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the “Losses”) that result from:

(1)	the inaccuracy of any material representation or warranty made by the Company or herein, or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant of the Company or Owner contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by the Company hereunder; and

(2)	any Liability of the Company other than the liability listed on Schedule 2.3.

Buyer shall provide the Company written notice for any claim made in respect of the indemnification provided in this Section, whether or not arising out of a claim by a third party.

(3)	Buyer acknowledges that Company is selling, and Buyer is buying, only whatever right, title and interest the Company has in the Acquired Assets, IP and the Product..

10.2. Indemnity by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless the Company and its respective managers, members officers, directors and affiliates in respect of all Losses that result from:

(1)	the inaccuracy of any material representation or warranty made by Buyer herein, or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant of Buyer contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Buyer hereunder; and

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(2)	any liabilities or obligations of Buyer or the Business incurred or accruing after Closing.

Company and Owner shall provide the Buyer written notice for any claim made in respect of the indemnification provided in this Section, whether or not arising out of a claim by a third party.

10.3. Method of Payment. All claims for indemnification shall be paid in cash.

10.4. Mediation. All disputes arising under this Agreement shall be subject to mediation. If the Parties cannot agree to a mutually agreeable mediator, each Party shall select a mediator, and the two selected mediators shall appoint a third party as mediator. Mediation shall take place in a mutually agreeable location.

11. Miscellaneous.

11.1 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

11.2. Entire Agreement. This Agreement (including the Schedules attached hereto) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Company may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer. Buyer may assign its rights, interests and obligations hereunder to an entity controlled by Buyer without consent.

11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon personal delivery, confirmation of facsimile or upon date of electronic mail transmission absent credible claim of non-receipt, (ii) one business day following the date sent when sent by overnight delivery and (iii) three business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following addresses:

If to the Company or Owner:

Dr. Paul Montanarella

3275 E. Palo Verde Drive

Paradise Valley, AZ 85253

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Aspire Biopharma, Inc.

#4 Lakeside Villas

Vega Alta, Puerto Rico 00692

Attn: Kraig Higginson

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rules to the contrary.

11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.10 Expenses. Each of the Buyer and the Company will bear its own costs and expenses incurred in connection with the drafting of this Agreement and the closing of the transactions contemplated hereby; provided, however, Buyer has agreed to pay the Company’s actual legal fees incurred in this Transaction up to $50,000.Buyer’s counsel shall provide an accounting of such legal expenses.

11.11 Construction. The parties have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12 Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on March __, 2022.

BUYER
ASPIRE BIOPHARMA, INC.

/s/ Kraig Higginson
By:

THE COMPANY
INSTAPRIN PHARMACEUTICALS INCORPORATED

/s/ Paul Motanarella
By:	Dr. Paul Montanarella

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SCHEDULES

2.1. Acquired Assets: See attached

2.2 Excluded Assets: None

2.3 Assumed Liabilities: SEC Judgment only

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Schedule 2.1

ALL OF THE COMPANY’S “INTELLECTUAL PROPERTY”, AS DEFINED IN THE DEFINTIONS SECTION OF THIS AGREEMENT, AND ANY DOCUMENTS NECESSARY TO PERFECT ITS TITLE TO SUCH INTELLECTUAL PROPERTY, INCLUDING ANY NECESSARY FILINGS WITH THE UNITED STATES PATENT AND TRADEMARK OFFICE.

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